Exhibit 99.1

Image Entertainment Announces Preliminary Revenues for Fourth Quarter
         Ended March 31, 2005 in Line with Previous Guidance;
  Net Revenues Forecasted to Exceed $28 Million and Company to Report
               Profitability from Continuing Operations

    CHATSWORTH, Calif.--(BUSINESS WIRE)--April 20, 2005--

      Fiscal 2005 Net Revenue Guidance Adjusted to $117M - $119M,
                 a 38% to 40% Growth over Fiscal 2004

    Image Entertainment, Inc. (Nasdaq:DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, today announced that for its fiscal 2005 fourth quarter ended March 31, 2005, it expects net revenues to exceed $28 million and that it expects to report earnings from continuing operations, in line with the Company's previous guidance. Based upon preliminary fourth quarter estimates of net revenue, the Company has adjusted its fiscal 2005 net revenue guidance slightly to a range of about $117M - $119M, an increase of 38% to 40% over fiscal 2004 net revenues of $84.8 million.
    The estimate of $28 million or more for the fiscal fourth quarter represents an increase of approximately 5% or more when compared to net revenues of $26.6 million reported in the same quarter last year. Management also expects to report pretax and after tax earnings from continuing operations in the fourth quarter.
    The preliminary fourth quarter revenue forecast is unaudited and may be subject to change as a result of the Company's annual independent audit of its fiscal 2005 financial results.
    Final information on the fourth quarter and fiscal 2005 year financial results are expected to be available by June 20, 2005.

    About Image Entertainment:

    Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with more than 2,500 exclusive DVD titles in domestic release and approximately 300 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., exclusive video on demand, streaming video and download rights. The Company is headquartered in Chatsworth, California, and has a domestic distribution facility in Las Vegas, Nevada. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

    Forward-Looking Statements:

    This press release may contain forward-looking statements which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, which filings are available on the SEC's website at www.sec.gov. Except as required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

    CONTACT: Image Entertainment, Inc.
             Jeff Framer, 818-407-9100, ext. 299
             jframer@image-entertainment.com
             or
             Investor Contact:
             MKR Group, LLC
             Charles Messman or Todd Kehrli, 818-556-3700 ir@mkr-group.com